EXHIBIT 10.91

SUPPLEMENT TO AND AMENDMENT OF

LIMITED LIABILITY COMPANY AGREEMENT

FOR

AKORN-STRIDES, LLC

A DELAWARE LIMITED LIABILITY COMPANY

THIS SUPPLEMENT TO AND AMENDMENT OF LIMITED LIABILITY COMPANY AGREEMENT (the “Amendment”) is made and entered into on this 29th day of December, 2010 by and among Akorn, Inc., a Louisiana corporation (“Akorn”), and Strides, Inc., a New Jersey corporation (“Strides”) as all the Members of Akorn-Strides, LLC (“the “Company”).

The background and purpose of this Amendment are summarized as follows:

A. Akorn and Strides Arcolab Limited entered into that certain Limited Liability Company Agreement dated September 22, 2004, as amended by that certain First Amendment to Limited Liability Company Agreement dated January 2006 (collectively, the “Operating Agreement”) in connection with the formation of a joint venture between the Members to be carried on by the Company whose business was to develop and market Grandfathered, Patent Challenging and ANDA Products to the U.S. hospital and retail markets;

B. Strides Arcolab Limited assigned its membership interest in the Company to Strides;

C. The Company proposes to enter into an Asset Purchase Agreement to be signed after the execution of this Agreement to, among other things, sell certain of the Company’s assets (the “Sales Agreement”);

D. The Members have reached separate understandings as to the distribution of proceeds from the sale of assets, the allocation of items of income and expense, and the sharing of obligations that result from or arise out of the sale of assets contemplated by the Sales Agreement, which understandings differ from the terms currently set forth in the Operating Agreement;

E. Thus, the parties wish to supplement and, to the extent required, amend and restate certain of their respective rights, duties, covenants, and obligations as they relate to the understandings reached by the Members with respect to the distribution of proceeds, the allocation of items of income and expense, the sharing of obligations that result from or arise out, and such other matters set forth herein that result from or relate to the sale of assets contemplated by the Sales Agreement.

Except to the extent expressly amended by the terms and provisions set forth in this Amendment, the Operating Agreement remains in full force and effect.  Capitalized terms used in this Amendment shall have the meanings specified herein and when not so specified, shall have the meanings set forth in the Operating Agreement.  In consideration of the above premises, and the covenants and agreements set forth herein, and in consideration of the agreements, covenants, mutual promises and undertakings reached by the Members in connection with and with respect to the sale of assets contemplated by the Sales Agreement, and for such other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, with the intent to be obligated legally and equitably, Akorn and Strides hereby agree as follows:

1)            Notwithstanding anything to the contrary in Article XI of the Operating Agreement, Akorn and Strides agree that the transaction contemplated by the Sales Agreement when consummated shall not constitute a Dissolution Event.  Akorn and Strides agree, however, that upon satisfaction of the Company’s obligations under the “Transition Services Agreement” (as defined in the Sales Agreement) Akorn and Strides will mutually agree on the future of the Company.

2)           Article 7, other than Section 7.6, of the Operating Agreement notwithstanding, the gross proceeds to be realized from the sale of assets as contemplated under the Sales Agreement, before reduction for any expenses or costs associated with the Sales Agreement, shall be distributed to the Members as follows:

Akorn	55.3797%

Strides	44.6203%

3)           All legal, accounting, and other costs, fees or expenses arising out of or relating to the transaction set forth in the Sales Agreement shall be paid for by the Members from the amount of gross proceeds a Member is entitled under Section 2 above as follows:  55.3797% by Akorn and 44.6203% by Strides.

4)           Section 6.1 of the Operating Agreement notwithstanding, all gain resulting from, arising out of, or otherwise relating to the sale of assets contemplated in the Sales Agreement, whether characterized as capital gain or ordinary income or gain, shall be allocated to each Member in the proportion that each Member’s share of gross proceeds set forth in 1 above bears to the total gross proceeds realized by the Company from the sale of assets under the Sales Agreement (i.e., 55.3797% to Akorn and 44.6203% to Strides); provided, however, to the extent applicable, Sections 6.2 through 6.6 shall be applied in determining the allocation of such gain to the Members.  All legal, accounting, and other costs, fees or expenses allocated to the Members under Section 3 above shall be treated as a deduction in computing Net Profits or Net Losses from the sale of assets contemplated in the Sales Agreement and shall be allocated as provided in Section 3 above.

5)           Any obligation of the Company arising under Article VIII of the Sales Agreement shall be borne by the Members in proportion to the Members’ Percentage Interests and shall be treated in the same manner as any other item of cost or expense (i.e., in proportion to the Members’ Percentage Interests) in determining the Net Profits or Net Losses of the Company in such Fiscal Year such obligation arises.

6)           Akorn and Strides acknowledge that the piperacillin/tazobactam (“Pip/Taz”) ANDA is among the assets to be transferred to the buyer pursuant to the Sales Agreement, and further that Pip/Taz will be conveyed by the buyer to Strides subsequent to the execution of the Sales Agreement.  Strides hereby represents that it will not commercially launch Pip/Taz before January 1, 2012.  However, in the event Strides commercially launches Pip/Taz before January 1, 2012, then all Net Profit or Net Loss in relation to Pip/Taz sales during the period beginning with the commercial launch date and ending on December 31, 2011, shall be shared between Strides and Akorn in the same manner as set forth in the Operating Agreement.

7)           Akorn agrees that it will not purchase any additional raw or packaging materials used in the manufacture or production of Sterile Vancomycin HC1 USP (“Materials”), unless Strides consent is otherwise first obtained, and Akorn will sell to the Company any Materials, which are required by the Company in meeting its obligations under the Transition Services Agreement, only from Akorn’s current stock of inventory.  Strides agrees that it will purchase from Akorn all remaining Materials in Akorn’s inventory as of the close of the Transition Period (as defined in the Transition Services Agreement), provided that, individually and not collectively, each such item of Materials has an acceptable expiration date that can be used to manufacture product with an industry accepted expiration date, which the parties agree is twelve months.

8)           Akorn and Strides agree that the contents of any press release, or other announcement or communication, intended for dissemination to the public with respect to the transactions contemplated in the Sales Agreement shall, prior to release to the public, be shared with and agreed to by the other party; provided further, however, that the failure to reach agreement as to the content of such release, or announcement or communication, shall not preclude the parties from making such release, or announcement or communication, in compliance with applicable law or exchange rules.

9)           Akorn and Strides agree that Bryan Cave LLP shall serve as counsel to and represent the Company in connection the transactions contemplated in the Sales Agreement (including the Transaction Documents as defined in the Sales Agreement) and that Bryan Cave LLP also shall serve as counsel to and represent Akorn in connection with Akorn’s interests in connection with the transactions contemplated in the Sales Agreement (including the Transaction Documents as defined in the Sales Agreement), and that Strides hereby consents to such representation of Akorn by Bryan Cave LLP and waives any conflict or potential conflict of interest that may arise as a result of such representation of Akorn by Bryan Cave LLP.  Further, Strides hereby acknowledges that it has been represented by counsel (other than Bryan Cave LLP) in connection with Stride’s interests in connection with the transactions contemplated in the Sales Agreement (including the Transaction Documents as defined in the Sales Agreement).

[THIS SPACE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written and each of the individuals signing below warrants that he or she has the authority to sign for and on behalf of the respective Member.

MEMBERS:

AKORN, INC.,
a Louisiana corporation

By:
Name:
Title: __________________

STRIDES, INC.,
a company organized under the laws of the State of New Jersey

By:
Name:
Title: __________________

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